EXHIBIT 99.1

                                                                    Contact:
                                                         Christiane V. Sheid
                                                            Vice President -
                                                  Finance and Communications
                                                              (858) 550-7809




              LIGAND COMPLETES $10 MILLION TAKEDOWN OF ELAN FUNDING



     SAN DIEGO, CA - January 03, 2001 -- Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) confirmed today the issuance of $10 million (issue price) of zero coupon convertible notes under the terms of the securities purchase agreement entered into in September 1998 with Elan Corporation plc (NYSE: ELN), and subsequently amended. The notes issued in this transaction are due in November 2008, accrue interest at 8% per annum, compounding semi-annually, are convertible at $14.16 per share and are callable at accreted value beginning in November 2001. The funds will be used for general corporate purposes.

     "These convertible notes represent the final takedown of the zero coupon convertible note facility with Elan," said Paul V. Maier, Ligand Senior Vice President and CFO. "The notes provide an increase in our cash balances to fund working capital needs while our operating losses continue to decline and our product revenues accelerate on our march to profitability."

     Assuming conversion of all of the notes issued to date, Elan would beneficially own approximately 18.5% of Ligand's fully diluted shares outstanding.

Elan Corporation plc

     Elan Corporation plc is a leading worldwide specialty pharmaceutical company, with its principal research and manufacturing facilities located in Ireland, the United States and Israel. Elan's shares trade on the New York, London and Dublin stock exchanges.

LIGAND PHARMACEUTICALS INCORPORATED

     Ligand Pharmaceuticals Incorporated discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, skin diseases, and men's and women's hormone-related diseases, as well as osteoporosis, metabolic disorders and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs).

     This news release may contain certain forward-looking statements by Ligand which involve risks and uncertainties and reflect Ligand's judgement as of the date of this release. Actual events or results may differ from Ligand's expectations. There can be no assurance that future financial results will meet current expectations including achievement of profitability, or that any product in the Ligand pipeline will be successfully developed, approved by regulatory authorities or accepted by patients and physicians. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via Ligand's website at HTTP://WWW.LIGAND.COM. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

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     Full prescribing information for Ligand's products may be obtained in the
U.S. from Ligand Professional Services by calling toll free 800-964-5836 or on Ligand's web site at HTTP://WWW.LIGAND.COM..

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